Exhibit 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

Tessera Moves to Protect Intellectual Property with Two New Legal Actions

- Provides Status Update on Certain Ongoing Legal Actions -

SAN JOSE, Calif. - Oct. 1, 2010 - Tessera Technologies, Inc. (NASDAQ: TSRA) today announced two new legal actions by its semiconductor packaging subsidiary, Tessera, Inc., and provided a status update on certain ongoing legal actions.

Patent Infringement Suit against Sony Corporation and Renesas Electronics Corporation

On Oct. 1, 2010, Tessera filed a complaint against Sony Corporation, Sony Electronics, Inc., and Renesas Electronics Corporation (the merged entity of NEC Electronics and Renesas Technology Corp.) in the United States District Court for Delaware, alleging infringement of Tessera's U.S. Patent No. 6,885,106. To avoid confusion, please note that this patent is different than the U.S. Patent No. 5,663,106 asserted in the U.S. International Trade Commission (ITC) Investigation No. 337-TA-630 (DRAM ITC Action).

"We filed this suit to protect our intellectual property and our licensees in good standing. Sony and Renesas Electronics' license agreements have expired, yet they are continuing to sell products using our technology. Thus, they are infringing on our patents," said Henry R. Nothhaft, chairman and chief executive officer, Tessera. "Although discussions are ongoing with Sony and Renesas Electronics to secure their continued access to our semiconductor packaging technology through a licensing relationship with us, these discussions have not sufficiently advanced, thus necessitating this lawsuit."

Breach of Contract Suit against UTAC-Taiwan

On Sept. 30, 2010, Tessera filed a complaint in the United States District Court for the Northern District of California against UTAC (Taiwan) Corporation alleging breach of contract, breach of the covenant of good faith and fair dealing, and seeking declaratory relief. To avoid confusion, please note that UTAC (Taiwan) Corporation is not covered by the license agreement between Tessera and United Test and Assembly Center Ltd., which was announced on March 1, 2010.

Wireless ITC Action

The case is on appeal to the U.S. Court of Appeals for the Federal Circuit under the name Spansion, Inc. et al. v. International Trade Commission and Tessera, Inc., Case No. 2009-1460. On Sept. 24, 2010, the Limited Exclusion Order issued by the ITC against ATI Technologies, Freescale Semiconductor, Inc., Qualcomm, Inc., Spansion, Inc., Spansion, LLC and STMicroelectronics N.V. ended, due to the expiration of the two patents on which the order was based. These patents were U.S. Patent No. 5,852,326 and U.S. Patent No. 6,433,419.

Tessera's District Court cases against the respondents in the Wireless ITC Action remain stayed pending resolution of all appeals.

DRAM ITC Action

The case is on appeal to the U.S. Court of Appeals for the Federal Circuit under the name Tessera, Inc. v. International Trade Commission, Case No. 2010-1176. Briefing on appeal before the Federal Circuit has been completed, but oral argument has not yet been scheduled.

Tessera brought the DRAM ITC Action against certain DRAM manufacturers including, for example, Acer, Inc., Centon Electronics, Inc., Elpida Memory, Inc., Kingston Technology Co., Inc., Nanya Technology Corporation, Powerchip Semiconductor Corp., ProMOS Technologies Inc., Ramaxel Technology Ltd., Smart Modular Technologies, Inc., and TwinMOS Technologies, Inc. Tessera asserted infringement of three Tessera patents, U.S. Patent No. 5,663,106, U.S. Patent No. 5,679,977, and U.S. Patent No. 6,133,627.

Tessera's District Court cases against the respondents in the DRAM ITC Action remain stayed pending resolution of all appeals.

Hynix Antitrust Case

This case remains pending in the Superior Court of the State of California. During the third quarter of 2010, there were four pretrial motion hearings related to this matter. An additional pretrial case management hearing will be held on Dec. 16, 2010. The Court has not yet set a trial date.

Patent Reexaminations

The reexaminations of the 5,852,326; 5,679,977; 6,433,419; 6,465,893 and 6,133,627 patents are continuing after the patents' expiration on Sept. 24, 2010. There are claims for damages based on pre-expiration infringement in the District Court actions related to these patents. In addition, reexamination proceedings continue on other, unexpired Tessera patents including U.S. Patent No. 5,663,106.

Safe Harbor Statement
This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to Tessera's litigation and reexamination strategies, the procedural schedules, the scope and meaning of Tessera's license agreements, and the actions of government entities. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2009, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, include more information about factors that could affect the company's financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera's website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc. invests in, licenses and delivers innovative miniaturization technologies for next-generation electronic devices. The company's micro-electronics solutions enable smaller, higher-functionality devices through chip-scale, 3D and wafer-level packaging technology, as well as high-density substrate and silent air cooling technology. Tessera's imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property.  The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies.  Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure.  The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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